Exhibit 10.44

Ritchie Bros. Auctioneers
Short Term Incentive Plan Summary	FINAL 23/02/2016

OVERVIEW

Ritchie Bros. Auctioneers (“Ritchie Bros.”) has a short term incentive (“STI”) program, which is a key component of our compensation strategy and our pay-for-performance culture. The incentive is calculated as a percentage, which varies with level of responsibility, of base salary within the company, and is paid following the finalization of our fiscal year’s financial results. Under the STI program, participants can receive anywhere from 0% - 200% of their annual bonus target with the exception of the Regional Operations Managers and Regional Sales Managers who can exceed 200%. Regional Sales Managers are also eligible to participate, however their incentive is not a percentage of their base salary but of their sales revenue target.

Eligibility

All full time employees who are exempt from overtime are eligible. Employees must be hired prior to October 1st of a fiscal year to participate. Employees that are eligible to participate in sales incentive plans are not eligible to participate in the STI program.

STI Program Calculation

In calculating the STI, financial results are weighted 50% -100% with individual performance making up the balance. The financial metrics, and the corresponding thresholds, are determined annually by management and approved by the Compensation Committee. The metrics used, support our Strategic Roadmap and are focused on: driving strong top-line growth; operational efficiency and effectiveness; and, enhancing returns on capital while generating economic value and may include some of the following:

-	Revenue

-	Adjusted Operating Income Margin

-	Diluted Earnings per Share Attributed to Stockholders

-	Operating Free Cash Flow

-	Return on Capital

-	Net Revenue Growth

-	Total Shareholder Return

-	Gross Auction Proceeds

-	Safety metrics

The metrics used, in calculating a participant’s incentive, will vary between Corporate and Business Unit depending upon the focus of the participant’s role. For example: Corporate roles will be tied to overall Corporate financial metrics whereas, Business Unit roles will have financial metrics tied to that specific Business Unit. Regional or Divisional Roles may also have a linkage to financial measures at a level above in the organizational structure. For example, a role focused on Canadian operations may also have financial metric(s) at the Corporate level.